EXHIBIT 99.2

COMPENSATION COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Revelation Biosciences, Inc. (the “Company”) will appoint a Compensation Committee (the “Committee”) of at least two members, consisting, subject to the transition rules and exceptions applicable to a company listed on the Nasdaq Stock Market (“Nasdaq”), entirely of independent directors, and designates one member as chairperson. Members of the Committee are appointed by the Board. For purposes hereof, an “independent” director is a director who meets the Nasdaq standards of “independence” for directors and Committee members, as determined by the Board.

Additionally, members of the Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. A subsequent determination that any member of the Committee does not qualify as a “non-employee director” will not invalidate any previous actions by the Committee except to the extent required by law or determined appropriate to satisfy regulatory standards.

2. Purpose, Duties, and Responsibilities. The purpose of the Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers and directors. Among its specific duties and responsibilities, the Committee will:

(a)
Oversee the Company’s overall compensation philosophy, policies and programs, and assess whether the Company’s compensation philosophy establishes appropriate incentives for management and employees.
(b)
Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, approve the grant of equity awards to the CEO and recommend to the Board the CEO’s compensation level based on this evaluation. The CEO may not be present during voting or deliberations on his or her compensation.
(c)
Oversee the evaluation of other executive officers and non-executive employees at or above the level of Vice President, approve the grant of equity awards to other executive officers and set the compensation of other executive officers based upon the recommendation of the CEO.
(d)
Administer and make recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to the Board’s approval.
(e)
Review and approve the design of other benefit plans pertaining to executive officers.

(f)
Approve, amend or modify the terms of other compensation and benefit plans as appropriate.
(g)
Review and recommend to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements.
(h)
Review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related disclosures to the extent that the rules and regulations of the Securities and Exchange Commission (“SEC Rules”) require they be included in the Company’s annual report and proxy statement, recommend to the Board, based on its review and discussions, whether the CD&A should be included in the annual report and proxy statement and oversee preparation of the Committee report to the extent required by the SEC Rules for inclusion in the Company’s annual report and proxy statement.
(i)
Periodically review the form and amount of compensation paid to directors for their service on the Board and its committees and recommend changes in compensation to the Board as appropriate.
(j)
Oversee succession planning for positions held by executive officers, and review succession planning and management development at least annually with the Board, including recommendations and evaluations of potential successors to fill such positions.
(k)
Oversee the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees and review the results of this assessment.
(l)
At least annually, assess whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s annual report and proxy statement.
(m)
Annually evaluate the performance of the Committee and the adequacy of the Committee’s charter and recommend changes to the Board as appropriate.

3. Subcommittees. The Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

4. Outside advisers. The Committee will have the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, including any compensation consultant used to assist in the evaluation of director or executive compensation. The Committee will be directly responsible for the appointment, compensation and oversight of the work of any consultants, outside counsel and other advisers retained by the Committee, and will receive appropriate funding, as determined by the Committee, from the Company, for the payment of compensation to any such advisers. The Committee will assess the independence of consultants, outside counsel and other advisers (whether retained by the Committee or management) that provide advice to the Committee, prior to selecting or receiving advice from them, in accordance with Nasdaq listing standards.

5. Meetings. The Committee will meet as often as may be deemed necessary or appropriate, in its judgment, at such times and places as the Committee or its chairperson determines. A majority of the members of the Committee constitutes a quorum. The Committee will report regularly to the Board with respect to its activities.

Adopted by the Board on: ______________